Exhibit 10.2
Form of Employee Grant
Copano Energy, L.L.C.
Long-Term Incentive Plan
Grant of Options

Grantee:

Grant Date:	, 200___
1.	Grant of Options. Copano Energy, L.L.C. (the “Company”) hereby grants to you the right and option (“Options”) to purchase all or any part of an aggregate of [___] Common Units (“Units”) of Copano Energy, L.L.C. on the terms and conditions set forth herein and in the Copano Energy, L.L.C. Long-Term Incentive Plan, as amended (the “Plan”), which is incorporated herein by reference as a part of this Agreement. This grant of Options does not include a tandem grant of DERs. In the event of any conflict between the terms of this Agreement and the Plan, the Plan shall control. Capitalized terms used but not defined in this Agreement shall have the meaning attributed to such terms under the Plan, unless the context requires otherwise.

2.	Purchase Price. The purchase price per Unit purchased pursuant to the exercise of the Options shall be $ , subject to adjustment as provided in the Plan.

3.	Vesting and Exercise of Option. Subject to the further provisions of this Agreement, the Options shall become vested in accordance with the following schedule:

Anniversary of	Cumulative
Grant Date	Vested Percentage

To the extent then vested, except as provided in Paragraph 3(f) below, the Options may be exercised only during the months of February, May, August, and November (each, a “Designated Exercise Month” and collectively, the “Designated Exercise Months”). For sake of clarity, except as provided in Paragraph 3(f), the Options shall not be exercisable even if and to the extent vested except during the Designated Exercise Months. Any such exercise must be made by written notice to the Company at its principal executive office addressed to the attention of its Secretary (or such other officer or employee of the Company as the Company may designate from time to time).

Notwithstanding the above schedule, but subject to the further provisions hereof, upon the occurrence of the following events the Options shall vest and become exercisable as provided below:
(a)	Disability. If your employment with the Company and its Affiliates terminates by reason of a disability that entitles you to benefits under the Company’s or an Affiliate’s long-term disability plan, the Options shall become fully vested and, subject to the further provisions of this Agreement, may be exercised during any Designated Exercise Month or portion of a Designated Exercise Month that falls within the one-year period following such termination by you or by your guardian or legal representative (or, if you die during such one-year period, by your estate or the person who acquires the Options by will or the laws of descent and distribution).

(b)	Death. If you die while in the employ of the Company or an Affiliate, the Options shall become fully vested and, subject to the further provisions of this Agreement, your estate (or the person who acquires the Options by will or the laws of descent and distribution) may exercise the Options during any Designated Exercise Month or portion of a Designated Exercise Month that falls within the one-year period following the date of your death.

(c)	Termination For Cause. If your employment with the Company and its Affiliates is terminated by the Company or an Affiliate for Cause (as determined by the Company or an Affiliate in accordance with its employment policies), the Options, whether or not then vested, shall immediately cease to be exercisable upon such termination and shall be cancelled automatically without payment.

(d)	Other Terminations. If your employment with the Company and its Affiliates is terminated for any reason other than as provided in paragraphs 3(a), (b) and (c) above, the Options, to the extent vested on the date of your termination, may be exercised, subject to the further provisions of this Agreement, during the Extended Exercise Period (as defined below) by you or by your guardian or legal representative (or by your estate or the person who acquires the Options by will or the laws of descent and distribution or otherwise by reason of your death if you die prior to the expiration of the Extended Exercise Period), but only as to the vested number of Units, if any, that you were entitled to purchase hereunder as of the date your employment so terminates.

(e)	Copano Operations Ceases to be an Affiliate. If (i) Copano Operations ceases to be an Affiliate, (ii) you are an employee of Copano Operations on that date, and (iii) your employment is not transferred to the Company or an Affiliate, the Options, to the extent vested on the date Copano Operations ceases to be an Affiliate, may be exercised, subject to the further provisions of this Agreement, during the Extended Exercise Period by you or by your guardian or legal representative (or by your estate or the person who acquires the Options by will or the laws of descent and distribution or otherwise by reason of your death if you die prior to the expiration of such Extended Exercise Period), but only as to the vested number of Units, if any, that you were entitled to purchase hereunder as of the date Copano Operations ceases to be an Affiliate.

(f)	Change of Control. The Options shall become fully vested upon a Change of Control and, notwithstanding any provision herein to the contrary, will be immediately exercisable.
For purposes of this Agreement, “employment with the Company” or being an “employee of the Company” shall include being an employee, consultant or director of the Company or an Affiliate. For purposes of this Agreement, (i) if termination of your employment or other affiliation with the Company terminates during a Designated Exercise Month, “Extended Exercise Period” shall mean that Designated Exercise Month and the next succeeding Designated Exercise Month or (ii) if termination of your employment or other affiliation with the Company occurs other than in a Designated Exercise Month, “Extended Exercise Period” shall mean the next two succeeding Designated Exercise Months.

There is no minimum or maximum number of Units that must be purchased upon exercise of the Options. Instead, the Option may be exercised, from time to time (but only during Designated Exercise Months), to purchase any number of Units that are then vested according to the provisions of this Agreement.

Notwithstanding any of the foregoing, the Options shall not be exercisable in any event after the expiration of 10 years from the Grant Date.

All Options that are not vested on your termination of employment as provided above shall be automatically cancelled without payment upon your termination.

4.	Company Cash-Out Right. Notwithstanding anything to the contrary herein or in the Plan, in lieu of issuing Units to you upon your exercise of the Options, the Company may elect to pay you an amount in cash (the “Company Cash-Out Right”) equal to the excess of the aggregate Fair Market Value of the Units as to which the Options are exercised as of the exercise date over the aggregate exercise price of such Options (the “Cash-Out Price”). In the event the Company elects to exercise its Cash-Out Right with respect to any of the Options, it shall notify you of its intent within two business days following the applicable exercise date and shall pay the Cash-Out Price (less any amounts required by the Company or an Affiliate to meet withholding obligations under applicable law) to you within five business days following such exercise date. In the event that the Company determines that the Cash-Out Right will be applied to your exercise, upon payment by the Company pursuant to this Paragraph, the number of Units that may be purchased pursuant to the Options granted under this Agreement will be reduced to the same extent as if the Cash-Out Right had not been applied and your Options had been exercised pursuant to your election.

5.	Payment of Exercise Price. The purchase price of the Units as to which the Options are exercised shall be paid in full at the time of exercise (a) in cash (including by check acceptable to the Company), (b) if the Units are readily tradable on a national securities market or exchange, through a “cashless broker exercise” procedure (a “cashless broker exercise” is not available for executive officers of the Company except to the extent the exercise in such manner is approved in advance by the Company) in accordance with a program established by the Company, (c) any other method approved by the Company, including, with the consent of the Committee, by withholding a number of Units that would otherwise be delivered on exercise of the Option that have an aggregate Fair Market Value that does not exceed the aggregate exercise price for the Options being then exercised, or (d) any combination of the foregoing. No fraction of a Unit shall be transferred upon exercise of the Options. Unless and until a certificate or certificates representing such Units shall have been transferred by the Company to you, you (or the person permitted to exercise the Options in the event of your death) shall not be or have any of the rights or privileges of a unitholder of the Company with respect to Units acquirable upon an exercise of the Options.

6.	Withholding of Tax. To the extent that the exercise of an Option results in the receipt of compensation by you with respect to which the Company or an Affiliate has a tax withholding obligation pursuant to applicable law, unless other arrangements have been made by you that are acceptable to the Company or such Affiliate, which, with the consent of the Committee, may include withholding a number of Units that would otherwise be delivered on exercise or vesting that have an aggregate Fair Market Value that does not exceed the minimum amount of taxes required to be withheld, you shall deliver to the Company or the Affiliate such amount of money as the Company or the Affiliate may require to meet its withholding obligations under such applicable law. No delivery of Units shall be made pursuant to the exercise of an Option under this Agreement until you have paid or made arrangements approved by the Company or the Affiliate to satisfy in full the applicable tax withholding requirements of the Company or Affiliate.

7.	Restrictions. By accepting this grant, you agree that the Units which you may acquire by exercising the Options will not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable federal or state securities laws. You also agree that (i) the certificates representing the Units purchased under the Options may bear such legend or legends as the Committee deems appropriate in order to assure compliance with applicable securities laws, (ii) the Company may refuse to register the transfer of the Units purchased under the Options on the transfer records of the Company if such proposed transfer would in the opinion of counsel satisfactory to the Company constitute a violation of any applicable securities law, and (iii) the Company may give related instructions to its transfer agent, if any, to stop registration of the transfer of the Units purchased under the Options.

8.	Limitations Upon Transfer. All rights under this Agreement shall belong to you alone and may not be transferred, assigned, pledged, or hypothecated by you in any way (whether by operation of law or otherwise), other than by will or the laws of descent and distribution and shall not be subject to execution, attachment, or similar process. Upon any attempt by you to transfer, assign, pledge, hypothecate, or otherwise dispose of such rights contrary to the provisions in this Agreement or the Plan, or upon the levy of any attachment or similar process upon such rights, such rights shall immediately become null and void.

9.	Insider Trading. The terms of the Company’s Insider Trading Policy are incorporated herein by reference. The timing of the delivery of any Units pursuant to an Option exercise shall be subject to and comply with such policy.

10.	Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under you.

11.	Entire Agreement. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the Option granted hereby. Without limiting the scope of the preceding sentence, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect.

12.	Modifications. Except as provided below, any modification of this Agreement shall be effective only if it is in writing and signed by both you and an authorized officer of the Company. Notwithstanding anything in the Plan or this Agreement to the contrary, (a) if the Committee determines that the terms of this grant do not, in whole or in part, satisfy the requirements of new Section 409A of the Internal Revenue Code, the Committee, in its sole discretion, may unilaterally modify this Agreement in such manner as it deems appropriate to comply with such section and any regulations or guidance issued thereunder, and (b) the Committee, in its sole discretion, may unilaterally modify this Agreement in any manner that does not materially reduce your benefit.

13.	Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, without regard to conflicts of laws principles thereof.
     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer all effective as of the day and year first above written.

Copano Energy, L.L.C.

By:

Name:

Title: